As filed with the Securities and Exchange Commission on November 23, 2004

Registration No. 333-119757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

STEELCASE INC.

(Exact Name of Registrant as Specified in Its Charter)

MICHIGAN	38-0819050
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

901-44th Street SE
Grand Rapids, Michigan 49508
(616) 247-2710
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Jon D. Botsford, Esq.
Senior Vice President, Secretary and Chief Legal Officer
901-44th Street SE
Grand Rapids, Michigan 49508
(616) 247-2710
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Brian W. Duwe, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by the registrant.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information in this prospectus is not complete and may be changed. Steelcase Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2004

Prospectus

$301,400,000

Steelcase Inc.
Debt Securities
Preferred Stock
Class A Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

     Steelcase Inc. may offer, from time to time, debt securities, which may be senior debt securities or subordinated debt securities, preferred stock, Class A common stock, warrants, stock purchase contracts or stock purchase units. The aggregate initial offering price of all securities sold by Steelcase Inc. under this prospectus will not exceed $200,000,000. In addition, selling shareholders identified in this prospectus may offer, from time to time, up to 7,500,000 shares of Steelcase Inc. Class A common stock in the aggregate.

     We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

     This prospectus describes the general manner in which securities may be offered and sold by us and the selling shareholders. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus. If necessary, the specific manner in which any particular securities may be offered and sold will be described in the accompanying prospectus supplement. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

     See “Risk Factors” beginning on page 2 of this prospectus to read about factors you should consider, along with the accompanying prospectus supplement, before buying any securities.

     Steelcase Inc.’s Class A common stock is listed on the New York Stock Exchange under the trading symbol “SCS.”

     None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2004

     Unless otherwise stated or the context otherwise requires, references in this prospectus to “Steelcase,” “we,” “our,” “us” or similar reference are to Steelcase Inc. and its consolidated subsidiaries.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, (1) Steelcase Inc. may, from time to time, sell any combination of debt securities, preferred stock, Class A common stock, warrants, stock purchase contracts and stock purchase units, as described in this prospectus, in one or more offerings up to an aggregate initial offering price of $200,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies and (2) the selling shareholders may, from time to time, sell in one or more offerings up to an aggregate of 7,500,000 shares of Class A common stock. This prospectus provides you with a general description of the securities that Steelcase Inc. may offer. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Steelcase Inc. and the selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Our principal executive offices are located at 901-44th Street, SE, Grand Rapids, Michigan 49508, and our telephone number is (616) 247-2710.

RISK FACTORS

     Prospective investors should carefully consider the following risk factors in addition to other information included in this prospectus or any supplemental prospectus before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our securities.

RISKS ASSOCIATED WITH OUR BUSINESS

     The current and prolonged downturn in the cyclical office furniture industry could adversely impact our revenues and profits.

     Office furniture industry revenues are impacted by a variety of cyclical macroeconomic factors such as corporate profits, non-residential fixed investment, white-collar employment growth and commercial office construction. Other influences on our industry include technology changes, organizational change, health and safety concerns, including ergonomic considerations, and the globalization of companies. We have faced one of the most significant downturns in the history of the global furniture industry beginning in fiscal 2002 and continuing through fiscal 2004. Industry analysts reported declines in the United States office furniture market of 18% in calendar year 2001, 19% in 2002 and 4% in 2003. Revenue and order rates across the industry fell throughout calendar years 2001, 2002 and 2003 as customers reduced spending across many capital goods categories, including office furniture. Demand for furniture products has continued to fluctuate as corporate profits have remained under pressure during recent years. Demand for our products was also adversely impacted by the events of September 11, 2001 and the resulting economic and geopolitical uncertainty those events created. Similar macro-economic indicators that caused office furniture demand in North America to decline contributed to significant declines in office furniture demand in Europe and Asia.

     Although there appears to be an overall economic recovery underway in the United States, we believe that the lack of sustained job growth has delayed a similar recovery in the office furniture industry. Many of our major international markets are not yet showing clear signs of an economic recovery and are likely to lag a United States recovery. There can be no assurance that current or future economic or industry trends will not continue to have an adverse effect on our business, operating results or financial condition.

     If another economic or industry downturn occurred in a similar magnitude as experienced over the past few years, we may be unable to react fast enough to counteract the decline which could negatively impact our operating results, financial condition and access to capital.

     We operate in a highly competitive environment and may not be able to compete successfully.

     The office furniture industry is highly competitive, with a number of competitors offering similar categories of product. While competitive factors vary geographically and between differing sales situations, typical factors include: price, delivery and service, product design and features, product quality, strength of dealers and other distributors, and relationships with customers and key influencers, such as architects, designers and facility managers. In North America, our top competitors in our primary markets are Haworth, Inc., Herman Miller, Inc., HNI Corporation and Knoll, Inc. In international markets, we tend to compete against a larger number of smaller size competitors. Most of our top competitors have a substantial installed base of products that can be a source of significant future sales through repeat and expansion orders. These competitors manufacture products with strong acceptance in the marketplace and are capable of developing products that have a competitive advantage over Steelcase products. Some of our competitors have lower cost structures and a broader offering of moderately priced products, making it more difficult for us to compete in certain customer segments.

     Our continued success will depend upon many things, including our ability to continue to manufacture and market high quality, high performance products at competitive prices and our ability to evolve our business model and implement world class processes to enable us to effectively compete in the furniture industry’s increased competitive environment. Our success is also dependent on our ability to sustain our positive brand reputation and recognition among existing and potential customers and use our brand and our trademarks effectively as we enter new markets.

     We have expanded our product portfolio into new categories – architecture and technology. Customer acceptance of our expanded portfolio cannot be guaranteed. In addition, these new categories increase the number of competitors we may face in the future. There can be no assurance that our new products will achieve the same degree of success as that achieved by our products historically or that our success will be replicated in new markets.

     We also face significant price competition from competitors and may encounter competition from new market entrants including those from lower cost countries. Due to the prolonged industry recession and the resulting excess capacity, competition for project business has intensified leading to increased product discounts. In addition, we may not be able to maintain or to raise the prices of our products in response to rising raw material prices and other inflationary pressures.

     Our restructuring efforts may not be successful.

     Over the past three years, we implemented several operational, organizational and financial restructuring activities, including plant rationalizations and workforce reductions.

     We have continually reviewed our domestic and non-domestic manufacturing operations for opportunities to reduce costs and, as a result, are consolidating and rationalizing many of our manufacturing facilities. Effects of such periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings until the expected cost savings are achieved. The restructuring of our manufacturing operations has involved actions such as workforce reductions, facility rationalizations and the disposition of excess assets, including real estate, at less than book value and/or related impairments. We are migrating to a less vertically integrated manufacturing model. The success of this strategy depends on successfully identifying, selecting and managing domestic and non-domestic suppliers.

     The success of our restructuring initiatives is dependent on several factors, including our ability to manage facility consolidation without disrupting existing customer commitments, efficient implementation of lean manufacturing techniques, optimizing the complexity of our product portfolio and implementing global sourcing and supply chain initiatives. Such actions may not be accomplished as quickly and effectively as anticipated. There can be no assurance that we will realize benefits from our restructuring activities to offset the decline in our revenues.

     We could be adversely affected by increasing raw material costs.

     We procure raw materials from a significant number of sources within the United States, Canada, Europe and Asia. These raw materials are not rare or unique to the industry. Steel and other commodity costs, such as energy, have significantly increased in recent months due to changes in global supply and demand. These changes could lead to supply interruptions. Our margins could be affected if these types of costs remain high or escalate further. We may not be successful in passing along a portion of the higher raw materials costs to our customers because of competitive and marketing pressures.

     We may not be able to successfully implement and manage our growth strategy.

     Our growth strategy calls for the introduction of innovative new products in both existing and new markets.

     We believe that our future success will depend, in part, upon our ability to continue making innovations in our existing products and to develop, manufacture and market new products. This will depend, in part, on the success of our research and development and engineering efforts, our ability to expand or modify our manufacturing capacity and customer acceptance of our new products. If we do not profitably introduce, market and manufacture new products or product innovations and differentiate our products from those of our competitors, in order to grow our sales and to maintain or enhance our industry position, it could have an adverse impact on our market position, which in turn could adversely affect our business, operating results or financial condition. In addition, if technology or the nature of work changes at a pace faster than our ability to develop new products, our existing products could become obsolete, adversely affecting our business, operating results or financial condition.

     Our growth strategy may involve acquisitions, joint ventures, alliances and additional channels of distribution. We have historically acquired companies with complementary businesses or products and we have entered into joint ventures and alliances. There can be no assurance that we will be able to continue to identify attractive opportunities or enter into any such transactions with acceptable terms in the future. If an acquisition is completed, there can be no assurance that we will be able to successfully integrate the acquired entity into our operations or that we will achieve sales and profitability that justify our investment in such businesses. There can be no assurance that future joint ventures, alliances or entry into additional distribution channels will be successful.

     Implementing our growth strategy may require additional personnel, assets and cash expenditures. There can be no assurance that we will be able to successfully grow and operate our business profitably. We may not be able to anticipate and respond effectively to all of the changing demands that our business will have on our information management and operating systems and data security. We may also experience delays, disruptions and unanticipated expenses in connection with our existing operations and any future acquisitions. Our failure to meet the challenges of our growth strategy could have a material adverse effect on our business, operating results or financial condition. In addition, factors beyond our control, including general economic factors and business conditions in the markets or affecting the customers we serve, may affect our ability to achieve and implement our growth strategy.

     Our non-binding dealership arrangements and investments in independent dealers could adversely affect our business.

     We rely largely on a network of independent dealers to market our products to customers. We do not have written contracts with our domestic dealers and many of our international dealers; however, they are subject to a uniform set of guidelines prescribed by us. Our business is influenced by our ability to initiate and manage new and existing relationships with dealers, including maintaining adequate controls to monitor potential dealer credit risk. There can be no assurance that certain dealers or Steelcase will not choose to end or change the nature of a dealer relationship or that any replacements in geographic areas covered by these dealers will be satisfactory. In the event that a dealer in a strategic market experiences financial difficulty, we may choose to make financial investments in the dealership, thereby increasing our financial exposure. There can also be no assurance that the loss or termination of one or more dealers will not have an adverse effect on our business, operating results or financial condition.

     We do not believe our business is dependent on any single dealer, the loss of which would have a material adverse effect upon our business. However, temporary disruption of dealer coverage within a specific local market due to financial failure or the inability to smoothly transition ownership could temporarily have an adverse impact on our business within the affected market.

     In specific situations, the company may choose to extend credit or guarantee the obligations of a dealer which can increase our financial exposure.

     A significant portion of our accounts receivable is due from our dealers. Individual dealers may not continue to be viable or profitable. If dealers go out of business or restructure, we may suffer losses because such dealers may not be able to pay for products already delivered to them.

     The loss or termination of a significant number of dealers could cause difficulties in marketing and distributing our products and have an adverse effect on our business, operating results or financial condition.

     Sometimes we loan funds to, or invest funds in, dealers for project financing or to finance ownership changes. We carefully monitor the financial condition of dealers involved in financial and ownership transition transactions. While most of the dealers that have transition financing from us are able to honor their financial obligations, some individual dealers face financial challenges. We believe our reserves adequately reflect these credit risks. However, if these dealers experience declines in revenues, the likelihood of losses resulting from these financing transactions could increase and we may have to record additional charges or reserves, as necessary. Such losses could have a material adverse effect on our business, operating results or financial condition.

     In certain situations, the level of financial exposure with specific dealers may cause us to take a greater level of control over the dealership. There can be no assurance that we will be effective in managing those dealerships.

     Our international operations expose us to risks related to conducting business in multiple jurisdictions outside the United States.

     We conduct business in countries outside the United States, which exposes us to fluctuations in foreign currency exchange rates. A significant portion of our consolidated revenues relate to our International segment, the majority of which was denominated in non-U.S. currencies. Our production costs, profit margins and competitive position in foreign markets are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold. We periodically review our foreign currency exposure and evaluate whether we should enter into hedging transactions. We hedge the majority of our transactional foreign currency exposure but do not hedge translation exposures. Fluctuations in foreign currency exchange rates could still have an adverse effect on our business, operating results or financial condition.

     Our international sales and operations are subject to a number of additional risks, including:

•	social and political turmoil, official corruption and civil unrest;

•	restrictive governmental actions, such as the imposition of trade quotas and restrictions on transfers of funds;

•	changes in labor laws and regulations affecting our ability to hire, retain or dismiss employees;

•	the need to comply with multiple and potentially conflicting laws and regulations;

•	preference for locally branded products and laws and business practices favoring local competition;

•	less effective protection of intellectual property;

•	unfavorable business conditions or economic instability in any particular country or region; and

•	difficulty in obtaining distribution and support.

There can be no assurance that these and other factors will not have an adverse effect on our business, operating results or financial condition.

     Disruptions to the supply of raw materials, components and labor in our manufacturing operation could adversely affect our supply chain management.

     Fluctuations in the price, availability and quality of the raw materials used by us in manufacturing office furniture could have a negative effect on our cost of sales and our ability to meet the demands of customers. All of our facilities are subject to the ordinary risks associated with manufacturing operations, including damage and loss or disruption of production from accidents, natural disasters and other causes. Some of our manufacturing facilities are dependent upon parts and products supplied from one another. Others are sole manufacturers of a particular product. In the event operations at an individual facility were interrupted for any reason, and we were not able to obtain products or parts from that facility or from alternative sources, our manufacturing operations at other locations that depend on those products and parts could also be adversely affected.

     We are also moving towards a less vertically integrated manufacturing model, which will increase our reliance on an international network of suppliers. Any disruptions in the supply and delivery of products or deficiencies in our ability to develop and manage our international network of suppliers could have an adverse impact on our business, operating results or financial condition.

     Most of our international facilities draw from unionized labor pools and any disruptions in the supply of labor in an organized manner could have adverse impacts on the International business segment.

     Although we maintain business interruption insurance, any prolonged interruption in our ability to manufacture certain products or parts could have a material adverse effect on our reputation, vendor relations, dealership network and market position.

     We are subject to extensive environmental regulation and significant potential environmental liabilities.

     Our operations are subject to federal, state, foreign and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water, the management of hazardous substances and the disposal of hazardous waste. These laws and regulations change frequently. At present, we are liable for investigations and remediation of environmental contamination. This includes contamination caused by other parties at properties that we own or operate, at properties we formerly owned or operated, and at other properties where we or our predecessors have arranged for the disposal of hazardous substances, including participating as a Potentially Responsible Party in several Superfund site cleanups. We are sometimes involved in administrative and judicial proceedings and inquiries relating to environmental matters. Any present or future investigations and remedial efforts relating to environmental matters could entail material costs or otherwise result in material liabilities. The amount of future clean-up costs and other environmental liabilities could be material. We need to conduct our operations in compliance with the environmental permits granted by federal, state, foreign and local authorities. There are various risks associated with noncompliance with permits, including cessation of our operations at any non-compliant facilities and significant fines and penalties.

     We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we are liable. Enactment of stricter laws or regulations, stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third party sites may require us to make additional material expenditures.

     We could be adversely affected by increasing healthcare costs.

     We provide healthcare benefits to the majority of our employees and certain retirees. Healthcare costs have continued to increase over time and could impact our operating results if we are unable to pass along a portion of the higher costs to our employees or customers because of competitive and marketing pressures.

     Our ability to generate cash and have access to capital depends on many factors beyond our control.

     Our ability to make payments on our debt obligations and to fund capital expenditures and research and development efforts is dependent on generating cash. Our ability to generate cash depends on economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. There can be no assurance that our business will generate sufficient cash flow from operations. Future borrowings may not be available to us under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt or to fund other liquidity needs.

     We may need to refinance all or a portion of our debt on or before maturity. Any unfavorable change in the debt markets, our credit ratings, interest rates, economic conditions or other factors could limit our ability to refinance any of our debt on commercially reasonable terms or at all.

     The terms of our credit facility contain operating and financial restrictions that could impair our ability to respond quickly to growth opportunities or changing business conditions.

     The company maintains the majority of its cash in the United States. Cash maintained outside of the United States is subject to a risk that regulatory changes may limit access to this cash or that the cash may not be repatriated without incurring some tax expense.

     Our Class B Shareholders have significant influence over us.

     We have two classes of voting stock. Class A common stock is entitled to one vote per share and Class B common stock is entitled to 10 votes per share. As of November 19, 2004, the holders of Class B common stock had 93.6% of the total outstanding voting power of Steelcase Inc. As a result, these shareholders have significant influence on our direction and policies and, if they choose to act in concert, will be able to elect all the members of our board of directors and to control the approval of important corporate transactions and other matters requiring shareholder approval.

     Provisions in our charter documents and under Michigan law could discourage a takeover that shareholders may consider favorable.

     Our Second Restated Articles of Incorporation, or articles, and Amended By-Laws, or by-laws, contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to, a classified board of directors, the authorization of the board of directors to issue shares of undesignated preferred stock in one or more series without the specific approval of the holders of common stock, the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings and the requirement that two-thirds of the shareholders entitled to vote at a meeting are required to approve any change to our by-laws and certain provisions of our articles. In addition, our articles and by-laws permit special meetings of the shareholders to be called only by the chief executive officer or upon request by a majority of the board of directors and deny shareholders the ability to call such meetings. Such provisions, as well as the provisions of the Michigan Business Combination Act, or the MBCA, to which we are subject, could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. In certain circumstances, such provisions may inhibit or discourage takeover attempts and could reduce the market value of the Class A common stock.

RISKS ASSOCIATED WITH OUR CLASS A COMMON STOCK

     The large number of shares of Class A common stock available for sale and shares of Class B common stock convertible into shares of Class A common stock could decrease the market price of the Class A common stock.

     Steelcase Inc.’s authorized capital stock consists of 475,000,000 shares of Class A common stock, 475,000,000 shares of Class B common stock and 50,000,000 shares of preferred stock, of which 20,000 shares have been designated Class A preferred stock and 200,000 shares have been designated Class B preferred stock. No preferred stock is outstanding as of the date of this prospectus. Of the 475,000,000 shares of Class A common stock authorized, 60,181,765 were outstanding as of November 19, 2004. Of the 475,000,000 shares of Class B common stock authorized, 88,334,628 were outstanding as of November 19, 2004. All shares of the outstanding Class B common stock are immediately convertible into shares of Class A common stock on a one-for-one basis. All of the shares of Class A common stock are freely transferable without restriction or further registration under the Securities Act, except that any shares held by our “affiliates,” as defined in Rule 144 under the Securities Act, generally may only be sold subject to certain restrictions as to timing, manner and volume. As of November 19, 2004, our Class B common stock represented 59.5% of our total outstanding common stock. Such shares of common stock, before or after conversion, other than those held by “affiliates,” are freely tradable pursuant to Rule 144(k) under the Securities Act. No prediction can be made as to the effect, if any, that subsequent sales of shares Class A common stock or the availability of shares for sale will have on the market price of the Class A common stock. Nevertheless, sales of significant numbers of shares of Class A common stock in the public market could adversely affect the market price of the Class A common stock and could impair our ability to raise capital through an offering of equity securities.

     The market price for the Class A common stock may be volatile and its trading volumes could adversely affect liquidity.

     At times, the stock market experiences extreme price and volume fluctuations unrelated to the financial performance of companies issuing securities. These market fluctuations may adversely affect the market price of Steelcase Inc. Class A common stock. Steelcase Inc.’s Class A shares that trade on the New York Stock Exchange, or NYSE, represent approximately 40.5% of Steelcase Inc.’s total outstanding shares and have lower trading volumes per day than companies on various indices such as S&P 400 or S&P 600. Our relatively low average daily trading volume could increase the volatility of the stock price. The lower average daily trading volumes could also pose a risk to existing or potential shareholders should they need to liquidate their positions quickly.

     Our policy of paying regular dividends may change.

     We have paid cash dividends every year since 1934. We intend to continue to pay dividends. However, there can be no assurance as to the amount and frequency of any such dividend or that a dividend will be paid at all due to factors relating to us or the economy generally.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

     From time to time, in this prospectus and the documents incorporated by reference in this prospectus as well as in other written reports and oral statements, we discuss our expectations regarding future events. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.

     Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	competitive and general economic conditions and uncertainty domestically and internationally;

•	delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action;

•	changes in domestic or international laws, rules or regulations, including the impact of changed environmental laws, rules or regulations;

•	major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods;

•	competitive pricing pressure;

•	pricing changes by us, our competitors or our suppliers;

•	currency fluctuations;

•	changes in customer demand and order patterns;

•	changes in the financial stability of customers, dealers and suppliers including changes in their ability to pay for products and services, dealer financing and other amounts owed to us or our suppliers;

•	changes in relationships with customers, suppliers, employees and dealers;

•	changes in the mix of products sold and of customers purchasing, including large project business;

•	the success, including product performance and customer acceptance, of new products, current product innovations and platform simplification, and their impact on our manufacturing processes;

•	our ability to successfully reduce our costs, including actions such as workforce reduction, facility rationalization, disposition of excess assets, including real estate, at more than book value and/or related impairments, consolidate production, cull products and increase global sourcing;

•	our ability to successfully implement a surcharge relating to cost increases in steel, implement technology initiatives, integrate acquired businesses, migrate to a less vertically integrated manufacturing model, initiate and manage alliances and manage consolidated dealers;

•	possible acquisitions or divestitures by us;

•	changes in business strategies and decisions; and

•	other risks detailed in our filings with the SEC.

     The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included in this prospectus and in the documents incorporated by reference herein are expressly qualified in their entirety by the foregoing cautionary statements. Except as required by law, rule or regulation, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

STEELCASE INC.

     We are the world’s largest designer and manufacturer of products used to create high-performance work environments. We help individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, we have led the global office furniture industry in sales every year since 1974. Our product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services.

     Our principal executive offices are located at 901- 44th Street SE, Grand Rapids, Michigan 49508, and our telephone number is (616) 247-2710.

USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by us will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of our capital stock, including Class A common stock, and other securities, acquisitions and repayment or refinancing of indebtedness. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities. We will not receive any of the proceeds from the sale of our Class A common stock by selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges(1) for the periods indicated:

	Year Ended					Six Months Ended
	February 27,	February 28,	February 22,	February 23,	February 25,	August 27,	August 29,
	2004	2003	2002	2001	2000	2004	2003
Ratio of Earnings to Fixed Charges	*	*	*	6.59	12.91	1.10	*

(1) The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of income from continuing operations before taxes and equity in net income of joint ventures and dealer transitions, plus fixed charges. For this purpose, “fixed charges” consist of interest incurred, a portion of rent expense and amortization of deferred debt expense.

*      Earnings for the years ended February 27, 2004, February 28, 2003 and February 22, 2002 were inadequate to cover fixed charges by $91.5 million, $65.1 million and $4.8 million, respectively. Earnings for the six months ended August 29, 2003 were inadequate to cover fixed charges by $28.3 million.

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

     As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued pursuant to an indenture to be entered into between Steelcase Inc. and a trustee to be named therein, or the senior indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The subordinated debt securities will be issued pursuant to an indenture to be entered into between Steelcase Inc. and a trustee to be named therein, or the subordinated indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures.

     The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures and the debt securities, including the definitions therein of certain terms.

     The senior indenture and the subordinated indenture are substantially identical, except that (1) the subordinated indenture, unlike the senior indenture, provides for debt securities that are specifically made junior in right of payment to other specified debt of Steelcase Inc. as described under “– Subordination Under the Subordinated Indenture,” and (2) the senior indenture, unlike the subordinated indenture, restricts the ability of Steelcase Inc. and its restricted subsidiaries to issue any secured debt or enter into sale and lease-back transactions as described under “– Covenants Applicable to the Senior Debt Securities-Limitation on Liens” and “– Covenants Applicable to the Senior Debt Securities-Limitation on Sale and Lease-Back Transactions,” respectively. Neither the senior indenture nor the subordinated indenture limit the aggregate principal amount of debt securities that Steelcase Inc. may issue from time to time.

General Terms of the Debt Securities

     The debt securities of any series will be Steelcase Inc.’s direct, unsecured obligations. Senior debt securities of any series will be Steelcase Inc.’s unsubordinated obligations and rank equally with all of Steelcase Inc.’s other unsecured and unsubordinated debt, including any other series of debt securities issued under the senior indenture. Subordinated debt securities of any series will be junior in right of payment to Steelcase Inc.’s senior indebtedness as defined, and described more fully, under “-Subordination Under the Subordinated Indenture.” In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

     Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to Steelcase Inc., whether by dividend, loans or other payments. Therefore, the assets of Steelcase Inc.’s subsidiaries will be subject to the prior claims of all creditors, including the lenders under our senior credit facility to the extent our subsidiaries guarantee the debt thereunder and trade creditors, of those subsidiaries. The payment of dividends or the making of loans or advances to Steelcase Inc. by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     The indentures do not limit the aggregate principal amount of debt securities that Steelcase Inc. may issue and provide that Steelcase Inc. may issue debt securities from time to time in one or more series. Steelcase Inc. may, from time to time, without giving notice to or seeking the consent of the holders of any debt securities of any series, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities of that series. Any additional debt securities having such similar terms, together with the outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Prospectus Supplements

     We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. In the prospectus supplement, we will describe the following terms of the series of debt securities which we are offering, to the extent applicable:

•	the title of the debt securities of the series;

•	whether the debt securities of the series are senior or subordinated;

•	whether the subordination provisions summarized below or different subordination provisions will apply to any subordinated debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal of the debt securities of the series is payable;

•	the place or places where payments will be made;

•	the rate or rates at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any;

•	the date or dates from which any interest shall accrue, the interest payment dates on which any interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option;

•	the obligation, if any, of us to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in participation of future sinking fund obligations, or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series, including the form of the certificate of authentication for the series;

•	if other than denominations of one thousand U.S. dollars ($1,000) or any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

•	whether the debt securities are issuable as global securities and, in such case, the identity of the depositary for such series;

•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof in connection with an event of default (as described below);

•	any additional or different events of default or restrictive covenants provided for with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;

•	if other than such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, the coin or currency or currency unit in which payment of the principal of, or premium, if any, or interest on the debt securities of the series shall be payable;

•	the application, if any, of the terms of the indentures relating to defeasance or covenant defeasance (as described below); and

•	any and all other terms with respect to the debt securities of the series, including any terms which may be required by or advisable under any laws or regulations or advisable in connection with the marketing of debt securities of the series.

     Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

     Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

     The prospectus supplement relating to specific debt securities will also describe any special considerations and tax considerations applicable to such debt securities.

Global Debt Securities

     We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

     We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of a beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depository, as appropriate.

     Each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

     We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize the beneficial owners owning through participants to give or take the action or would otherwise act upon the instructions of the beneficial owners owning through them.

     We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. We expect that the depositary or its nominee for any registered global security, upon receipt of any payment of principal, any premium or any interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through participants.

     Under the terms of the indentures, we and the applicable trustee will treat the depositary or its nominee as the owner of the registered global security for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee under the applicable indenture nor any of our agents will have any responsibility or liability for:

•	any aspect of the records of the depositary, its nominee or any direct or indirect participant relating to, or payment made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records of the depositary, its nominee or any direct or indirect participant relating to, or payments made on account of, the beneficial ownership interests; or

•	the depositary, its nominee or any direct or indirect participants.

     If (1) the depositary for any series of debt securities notifies us that it is no longer willing or able to act as a depositary or clearing system for the debt securities or the depositary ceases to be registered or in good standing under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days after we have received notice or become aware of this condition, (2) we, at our option, notify the applicable trustee in writing that we elect to cause the issuance of debt securities in certificated form under the applicable indenture or (3) upon the occurrence and continuation of an event of default under an indenture, then, upon surrender of the depositary of the registered global debt securities, certificated debt securities will be issued to each person that the depositary identifies to us as the owner of the debt securities represented by the global debt securities. Upon any such issuance, the applicable trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we, the applicable trustee nor our agents will be liable for any delay by the depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities, and each such person may conclusively rely on, and will be protected in relying on, instructions from the depositary for all purposes, including with respect to the registration and delivery, and the respective principal amounts of, the certificated debt securities to be issued.

     Unless certificated notes are issued, a global security of a series may be transferred, in whole but not in part, only to another nominee of the depositary for the series, or to a successor depositary for the series selected and approved by Steelcase Inc. or to a nominee of such successor depositary.

Covenants Applicable to the Debt Securities

     Other than as described below, the indentures do not contain any provisions that would offer protection to security holders in the event of a takeover, recapitalization or similar occurrence. In addition, other than as set forth below with respect to limitation on liens and sale and lease-back transactions under the senior indenture as described under “—Covenants Applicable to the Senior Debt Securities,” the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would offer protection to security holders in the event of a ratings downgrade, a sudden and significant decline in our credit quality or a highly leveraged transaction.

     Merger, Consolidation or Sale of Assets

     Nothing contained in the indentures prevents any consolidation or merger of Steelcase Inc. with or into any other entity or entities (whether or not affiliated with Steelcase Inc.), or successive consolidations or mergers in which Steelcase Inc. or any of its successors is a party, or will prevent any sale, conveyance, lease, transfer or other disposition of all or substantially all of the property of Steelcase Inc. or any of its successors, to any other entity (whether or not affiliated with Steelcase Inc. or its successors) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, the due and punctual payment of the principal of, premium, if any, and interest on all of the debt securities and the due and punctual performance and observance of all the covenants and conditions of the indentures with respect to the debt securities or established with respect to any series of debt securities to be kept or performed by Steelcase Inc. (or such successor) will be expressly assumed by supplemental indentures satisfactory in form to the applicable trustee executed and delivered to such trustee by the entity formed by such consolidation (if other than Steelcase Inc.), or into which Steelcase Inc. (or such successor) will have been merged, or by the entity which will have acquired such property.

     In case of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition and upon the assumption by the successor entity, by supplemental indenture, executed and delivered to the applicable trustee and satisfactory in form to such trustee, of the due and punctual payment of the principal of, premium, if any, and interest on all of the debt securities outstanding and the due and punctual performance of all of the covenants and conditions of the indentures or established with respect to any series of debt securities pursuant to the indentures to be performed by Steelcase Inc., such successor entity will succeed to and be substituted for Steelcase Inc. with the same effect as if it had been named as Steelcase Inc. in the indentures, and the predecessor entity will be relieved of all obligations and covenants under the indentures and the debt securities. After that time, all of our obligations under the debt securities and the indentures terminate.

     If, as a result of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, properties or assets of Steelcase Inc. or a Restricted Subsidiary (as defined below) would become subject to any lien which would not be permitted by the covenant described below under “—Covenants Applicable to the Senior Debt Securities-Limitation on Liens” without equally and ratably securing the senior debt securities, Steelcase Inc. or the Restricted Subsidiary, or such successor person, as the case may be, will take the steps as are necessary to secure effectively the senior debt securities equally and ratably with, or prior to, all indebtedness secured by those liens as described below.

Events of Default

     The following are events of default under the indentures with respect to a series of debt securities:

•	Steelcase Inc. defaults in the payment of any installment of interest upon any of the debt securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of 30 days; provided, however, that a valid extension of an interest payment period in accordance with the terms of the debt securities of that series shall not constitute a default in the payment of interest for this purpose;

•	Steelcase Inc. defaults in the payment of the principal of, or premium, if any, on, any of the debt securities of that series as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to that series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of the debt securities of that series shall not constitute a default in the payment of principal or premium, if any, for this purpose;

•	Steelcase Inc. fails to observe or perform any other of its covenants or agreements with respect to that series of debt securities contained in the applicable indenture or otherwise established with respect to that series of debt securities (other than a covenant or agreement that has been expressly included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) for a period of 60 days after the date on which written notice of such failure shall have been received from the applicable trustee or from the holders of at least 25% in principal amount of the debt securities of that series; or

•	certain events of Steelcase Inc.’s bankruptcy, insolvency or reorganization, whether voluntary or not.

     If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare that series of debt securities due and payable immediately. In case of an event of default with respect to any series of debt securities resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding debt securities of any series will become and be immediately due and payable without any declaration or other act by the applicable trustee or any holder of outstanding debt securities of any series. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of any series may rescind any such acceleration with respect to the debt securities of that series and its consequences.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive any default or event of default with respect to any series of debt securities and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default.

     If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture, unless the holders of the debt securities of that series have offered the applicable trustee reasonable indemnity. The holders of a majority in principal amount of debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on such trustee, provided that:

•	such proceeding or exercise is not in conflict with any law or the applicable indenture;

•	the applicable trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders; and

•	unless otherwise provided under the Trust Indenture Act of 1939, or the TIA, the applicable trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     A holder of debt securities of any series will only have the right to institute a proceeding under the applicable indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the applicable trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	those holders have offered reasonable indemnity to the applicable trustee to institute proceedings as trustee; and

•	the applicable trustee does not institute a proceeding and does not receive conflicting directions within 60 days.

     These limitations do not apply to a suit brought by a holder of debt securities of any series if Steelcase Inc. defaults in the payment of the principal, any premium or interest on such debt securities. Any right of a holder of the debt securities of that series to receive payments of the principal of, and premium, if any, and any interest on debt securities of that series on or after the due dates expressed in the debt securities of that series and to institute suit for the enforcement of any such payment on or after such dates will not be impaired or affected without the consent of such holder.

     Steelcase Inc. will periodically file statements with the trustees regarding its compliance with the covenants in the indentures.

Modification of Indentures

     Steelcase Inc. and the applicable trustee may change either indenture without the consent of any holder of debt securities to:

•	fix any ambiguity, defect or inconsistency in the applicable indenture;

•	evidence the succession of another corporation to Steelcase Inc. and the assumption by such party of the obligations of Steelcase Inc. pursuant to the successor obligor provisions of either indenture;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add to the covenants of Steelcase Inc. for the benefit of all or any series of debt securities;

•	add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities set forth in either indenture;

•	change anything that does not materially and adversely affect the interests of the holders of debt securities of any series;

•	provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, establish the form of any certifications required or add to the rights of any holders of any series of debt securities;

•	secure the senior debt securities pursuant to the limitations on lien covenant;

•	add any additional events of default;

•	change or eliminate any of the provisions of either indenture; provided that any such change or elimination shall become effective only when there are no debt securities of any series outstanding under the applicable indenture created prior to such change or elimination which is entitled to the benefit of such provision;

•	provide for the appointment of a successor trustee with respect to the debt securities of one or more series; or

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indentures under the TIA.

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected, Steelcase Inc. and the applicable trustee may add to, change or eliminate any provisions of the applicable indenture. However, the following changes may only be made with the consent of each affected holder:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount of any debt securities of any series;

•	reducing the rate or extending the time of payment of interest of any debt securities of any series;

•	reducing any premium payable upon redemption of any debt securities of any series;

•	with respect to any subordinated debt securities of any series, amending or modifying any provision or related definition affecting the subordination or ranking of the subordinated debt securities of any series in any manner adverse to the holders of that series of subordinated debt securities; or

•	reducing the percentage of debt securities outstanding required to consent to any amendment to the applicable indenture or to the debt securities of any series.

     No particular form of supplemental indenture is required for any amendment. Promptly after the execution of any supplemental indenture, the applicable trustee will mail a notice setting forth in general terms the substance of the supplemental indenture to the holders of debt securities of all series affected.

Failure on the part of such trustee to mail the notice will not affect the validity of the supplemental indenture.

Satisfaction and Discharge

     The applicable indenture will cease to be of further effect with respect to the debt securities of any series, except as may otherwise be provided in such indenture, if at any time (i) we have delivered to the applicable trustee for cancellation all authenticated debt securities of the series (other than destroyed, lost or stolen debt securities and debt securities for whose payment money has been deposited in trust or segregated and held in trust by us as provided by the applicable indenture) or (ii) all debt securities of the series not delivered to the applicable trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for the giving of notice for redemption, and we deposit with the applicable trustee as trust funds, cash or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on all debt securities of the series and all other sums payable by us under the applicable indenture in connection with all debt securities of the series. This type of a trust may only be established if, among other things, Steelcase Inc. has delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in the applicable indenture.

Legal Defeasance and Covenant Defeasance

     Each indenture provides that, subject to conditions specified in the indenture, we may elect either:

•	legal defeasance with respect to the debt securities of any series, whereby we are discharged from any and all obligations with respect to the debt securities of any series, except as may be otherwise provided in the indenture; or

•	covenant defeasance with respect to the debt securities of any series, whereby we are released from our obligations (1) if the debt securities of the series are senior debt securities, from our obligations described below under “—Covenants Applicable to the Senior Debt Securities” if applicable to the debt securities of the series and our obligation described in the last paragraph under “—Merger, Consolidation or Sale of Assets” if applicable to the debt securities of the series and (2) under any other covenants made applicable to the debt securities of the series which are subject to defeasance.

     We may do so in either case by depositing with the applicable trustee, as trust funds, cash or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on the debt securities of the series and all other sums payable by us under the indentures in connection with the debt securities of the series. This type of a trust may only be established if, among other things, Steelcase Inc. has delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in the applicable indenture.

Conversion Rights

     If applicable, the terms of debt securities of any series that are convertible into or exchangeable for Steelcase Inc. Class A common stock or other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder or at our option. These terms may include provisions pursuant to which the number of shares of Class A common stock or other securities to be received by the holders of debt securities would be subject to adjustment.

Governing Law

     The indentures provide that they and any debt securities are to be governed by, and construed in accordance with, the laws of the State of New York.

Assignment

     We will have the right at any time to assign any of our rights or obligations under either indenture to a direct or indirect wholly-owned subsidiary, provided that we will remain liable for all obligations under the indentures.

Covenants Applicable to the Senior Debt Securities

     Limitation on Liens

     The senior indenture provides that, except as otherwise provided below, Steelcase Inc. will not, and will not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any debt for borrowed money, collectively referred to as “Debt,” secured by any mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance, each a “Lien” and collectively “Liens,” upon any Principal Property (as defined below) or shares of stock (or other equivalents of or interests in equity) or indebtedness of a Restricted Subsidiary, unless the senior debt securities (and, at our option, any other indebtedness or guarantee ranking equally with the senior debt securities) are secured equally and ratably with (or, at our option, prior to) such secured Debt. This restriction will not apply to Debt secured by:

•	Liens existing on the date of the initial issuance of any senior debt securities;

•	Liens on property, shares of stock (or other equivalents of or interests in equity) or indebtedness of an entity existing at the time it becomes a Restricted Subsidiary, provided that such Liens were not created in anticipation of the transaction in which such entity becomes a Restricted Subsidiary;

•	Liens on property acquired by Steelcase Inc. or a Restricted Subsidiary existing at the time of acquisition by Steelcase Inc. or a Restricted Subsidiary;

•	Liens upon any property to secure all or a portion of the purchase price of such property or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within 12 months after the date of such acquisition; or Liens upon any property to secure all or part of the cost of improvement, repair or construction thereof or Debt incurred prior to, at the time of or within 12 months after the completion of such improvement, repair or construction or the commencement of full operations thereof (whichever is later) to provide funds for such purpose;

•	Liens in favor of Steelcase Inc. or a Restricted Subsidiary;

•	Liens on property, shares of stock (or other equivalents of or interests in equity) or indebtedness of an entity existing at the time such entity is merged into or consolidated with Steelcase Inc. or a Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of an entity as an entirety or substantially as an entirety to Steelcase Inc. or a Restricted Subsidiary, provided that the Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

•	Liens on Principal Properties subject to Sale and Lease-Back Transactions not otherwise prohibited by the indenture to the extent attributable to such Sale and Lease-Back Transactions and securing only the related Attributable Debt (as defined below);

•	Liens on property of Steelcase Inc. or a Restricted Subsidiary in favor of governmental bodies to secure payments of amounts owed under contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens; and

•	any extension, renewal or replacement of any Lien referred to above or of any Debt secured by that Lien, provided that such extension, renewal or replacement Lien will secure no larger an amount of Debt than that existing at the time of such extension, renewal or replacement.

     In addition, Steelcase Inc. or a Restricted Subsidiary may issue, incur, create, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the senior debt securities, provided that after giving effect to the Debt secured by such Lien, the aggregate amount of all Debt so secured by Liens (not including Liens permitted above), together with the Attributable Debt of Sale and Lease-Back Transactions permitted by the provision described below under “—Limitation on Sale and Lease-Back Transactions” on the basis that Steelcase Inc. or a Restricted Subsidiary would be permitted to incur Debt secured by a Lien under this paragraph without equally and ratably securing the senior debt securities, does not exceed the greater of $75 million and 15% of Consolidated Net Tangible Assets (as defined below).

     Limitation on Sale and Lease-Back Transactions

     The senior indenture provides that Steelcase Inc. will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transactions of any Principal Property unless:

•	such Sale and Lease-Back Transaction occurs within 12 months from the date of the acquisition of the Principal Property subject thereto or the date of the completion of the construction or commencement of full operations of such Principal Property (whichever is later);

•	such Sale and Lease-Back Transaction involves a lease for a term of not more than three years;

•	such Sale and Lease-Back Transaction is between Steelcase Inc. and a Restricted Subsidiary or between Restricted Subsidiaries;

•	Steelcase Inc. or such Restricted Subsidiary would be entitled pursuant to the covenant described above under “—Limitation on Liens” (other than the clause referring to Sale and Lease-Back Transactions not otherwise prohibited by the senior indenture) without equally and ratably securing the senior debt securities, to incur Debt secured by a Lien on the Principal Property involved in such transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction; or

•	Steelcase Inc. or such Restricted Subsidiary, within 12 months after the effective date of such Sale and Lease-Back Transaction, applies or causes to be applied an amount not less than the Attributable Debt from such Sale and Lease-Back Transaction to (1) the prepayment, repayment, redemption, reduction or retirement (other than any mandatory prepayment, mandatory repayment, mandatory redemption or sinking fund payment or payment at maturity) of Debt of Steelcase Inc. or any Restricted Subsidiary (other than Debt that is subordinate to the senior debt securities or Debt to Steelcase Inc. or a Restricted Subsidiary) or (2) expenditures for the acquisition, construction, development or expansion of Principal Property used or to be used in the ordinary course of business of Steelcase Inc. or a Restricted Subsidiary.

     Certain Definitions

          “Attributable Debt” means, in respect of a Sale and Lease-Back Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in the transaction, as determined in good faith by a principal accounting officer of Steelcase Inc.) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments will include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

          “Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet of Steelcase Inc. and its Subsidiaries (other than those principally engaged in leasing or financing activities) as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount:

•	all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than liabilities of Subsidiaries principally engaged in leasing and financing activities that are not guaranteed by Steelcase Inc. or any of its other Subsidiaries); and

•	the total of the net book values of all assets of Steelcase Inc. and its Subsidiaries (other than those principally engaged in leasing or financing activities) properly classified as intangible assets under generally accepted accounting principles in the United States of America (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

          “Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest thereof) constituting the principal corporate office, any manufacturing plant or any manufacturing, research or engineering facility (whether owned or leased at, or acquired or leased after, the date of the senior indenture) that is owned or leased by Steelcase Inc. or a Restricted Subsidiary and that is located within the continental United States, unless Steelcase Inc.’s board of directors (or a committee thereof) has determined in good faith that such property is not material to the operation of the business conducted by Steelcase Inc. and its Subsidiaries taken as a whole.

          “Restricted Subsidiary” means any Subsidiary (1) substantially all of whose property is located within the continental United States, (2) which owns a Principal Property and (3) in which Steelcase Inc.’s investment exceeds 2.5% of the aggregate amount of assets included on a consolidated balance sheet of Steelcase Inc. and its Subsidiaries as of the end of the last fiscal quarter for which financial information is available. However, the term “Restricted Subsidiary” does not include Steelcase Financial Services Inc. (so long as Steelcase Financial Services Inc. is principally engaged in leasing or financing activities) or any other Subsidiary that is principally engaged in leasing or financing activities.

          “Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Steelcase Inc. or any Restricted Subsidiary of any Principal Property, whether owned at the date of the issuance of the senior debt securities or thereafter acquired (excluding temporary leases of a term, including renewal periods, of not more than three years), that has been or is to be sold or transferred by Steelcase Inc. or any Restricted Subsidiary to such person with the intention of taking back a lease of the property.

          “Subsidiary” means (1) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by Steelcase Inc., by one or more of its subsidiaries or by Steelcase Inc. and one or more of its subsidiaries and (2) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by Steelcase Inc., by one or more of its subsidiaries or by Steelcase Inc. and one or more of its subsidiaries.

Subordination Under the Subordinated Indenture

          The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, as defined below, to the extent and in the manner set forth in the subordinated indenture.

          Senior indebtedness includes all of Steelcase Inc.’s obligations, as amended or renewed, to pay principal, premium, interest, penalties, fees and other charges:

•	in respect of borrowed money;

•	in the form of debt securities, debentures, bonds or similar instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	in respect of capital leases;

•	under letters of credit (or reimbursement agreements in respect thereof), bankers’ acceptances or similar credit transactions;

•	issued or assumed in the form of a deferred purchase price of property or services;

•	under swaps, caps, future or option contracts and other similar arrangements;

•	pursuant to our guarantee of the obligations listed above of another entity; and

•	to satisfy the expenses and fees of the subordinated indenture trustee under the subordinated indenture.

          “Senior indebtedness” shall not include:

•	indebtedness of Steelcase Inc. to any of its subsidiaries;

•	indebtedness which, by its terms or the terms of the instrument creating or evidencing it, expressly provides that it has a subordinate or equal right to payment with the subordinated debt securities;

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	any liability for federal, state, local or other taxes; and

•	the portion of indebtedness we may incur in violation of the subordinated indenture.

          Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

          The holders of senior indebtedness of Steelcase Inc. will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness of Steelcase Inc. before holders of any subordinated debt securities will be entitled to receive any payment with respect to the subordinated debt securities (except that holders of subordinated debt securities may receive and retain certain permitted junior securities and payments made from the trust described above under the caption “-Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of Steelcase Inc:

•	in any liquidation or dissolution of Steelcase Inc.;

•	in any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Steelcase Inc. or its property;

•	in any assignment by Steelcase Inc. for the benefit of creditors; or

•	in any marshalling of Steelcase Inc.’s assets and liabilities.

          Steelcase Inc. also may not make any payment in respect of subordinated debt securities (except in permitted junior securities or from the trust described above under the caption “-Legal Defeasance and Covenant Defeasance”) if:

•	a payment default on senior indebtedness of Steelcase Inc. occurs and is continuing beyond any applicable grace period; or

•	any other default, referred to as a “non-payment default,” occurs and is continuing on any senior indebtedness of Steelcase Inc. that permits holders of that senior indebtedness to accelerate its maturity and the applicable trustee receives a notice, referred to as a “payment blockage notice,” of such default from a representative of the holders of such senior indebtedness.

          Payments on subordinated debt securities may and shall be resumed:

•	in the case of a payment default on senior indebtedness of Steelcase Inc., upon the date on which such default is cured or waived; or

•	in the case of a non-payment default on senior indebtedness of Steelcase Inc., the earlier of (1) the date on which such default is cured or waived, (2) 179 days after the applicable payment blockage notice is received and (3) the date the applicable trustee receives notice from the representatives for such senior indebtedness rescinding the payment blockage notice, unless maturity of such senior indebtedness has been accelerated.

          No new payment blockage notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior payment blockage notice. No non-payment default that existed, or was continuing on the date of delivery of any payment blockage notice to the applicable trustee shall be, or be made, the basis for a subsequent payment blockage notice unless such default has been cured or waived for a period of not less than 90 days.

          If the applicable trustee or any holder of subordinated debt securities receives a payment in respect of subordinated debt securities (except in certain permitted junior securities or from the trust described above under the caption “-Legal Defeasance and Covenant Defeasance”) when:

•	the payment is prohibited by these subordination provisions; and

•	the applicable trustee or the holder has actual knowledge that the payment is prohibited; provided that such actual knowledge shall not be required in the case of any payment default on senior indebtedness;

the applicable trustee or the holder, as the case may be, shall hold the payment in trust for the benefit of the holders of senior indebtedness of Steelcase Inc. Upon the proper written request of the holder of senior indebtedness of Steelcase Inc. or if there is any payment default on any senior indebtedness, the applicable trustee or the holder, as the case may be, shall deliver the amounts in trust to the holders of senior indebtedness of Steelcase Inc. or their representative.

          Steelcase Inc. must promptly notify holders of its senior indebtedness if payment of any of the subordinated debt securities is accelerated because of an event of default under the subordinated indenture.

          The subordinated indenture does not limit the issuance of additional senior indebtedness.

          By reason of the subordination of the subordinated debt securities, in the event of our insolvency holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. There may also be interruption of scheduled interest and principal payments resulting from events of default on senior indebtedness.

DESCRIPTION OF CAPITAL STOCK

          In February 1998, shareholders of Steelcase Inc. sold 13,972,500 shares of Class A Common Stock in an initial public offering. In a related recapitalization effectuated in February 1998, Steelcase Inc. (1) increased the number of shares of its authorized capital stock, (2) converted existing shares of common stock into an equivalent number of newly issued shares of Class B common stock, (3) completed a 700-for-1 split of the Class B common stock and (4) converted existing shares of preferred stock into shares of Class B common stock. Steelcase Inc.’s authorized capital stock consists of 475,000,000 shares of Class A common stock, 475,000,000 shares of Class B common stock and 50,000,000 shares of preferred stock, of which 20,000 shares have been designated Class A preferred stock and 200,000 shares have been designated Class B preferred stock. No preferred stock is outstanding as of the date of this prospectus. Of the 475,000,000 shares of Class A common stock authorized, 60,181,765 were outstanding as of November 19, 2004. Of the 475,000,000 shares of Class B Common Stock authorized, 88,334,628 were outstanding as of November 19, 2004. The Class A common stock and the Class B common stock are collectively referred to in this prospectus from time to time as the common stock. The following is a summary description of the material terms and provisions relating to our capital stock, articles and by-laws but is qualified in its entirety by reference to our articles and by-laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Class A Common Stock and Class B Common Stock

          Voting

          The holders of common stock are generally entitled to vote as a single class on all matters upon which shareholders have a right to vote, subject to the requirements of applicable law and the rights of any series of preferred stock to a separate class vote. Each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to 10 votes. Unless otherwise required by law, and so long as their rights would not be adversely affected, the holders of common stock are not entitled to vote on any amendment to our articles that relates solely to the terms of one or more outstanding series of preferred stock.

          Dividends and Other Distributions

          The holders of Class A common stock and Class B common stock are entitled to equal dividends when declared by the board of directors, except that all dividends payable in common stock will be paid in the form of Class A common stock to holders of Class A common stock and in the form of Class B common stock to holders of Class B common stock. Neither class of common stock may be split, divided or combined unless the other class is proportionally split, divided or combined.

          In the event of a liquidation or winding up of Steelcase Inc., the holders of Class A common stock and Class B common stock will be treated on an equal per share basis and will be entitled to receive all of the remaining assets of Steelcase Inc. following distribution of the preferential and/or other amounts to be distributed to the holders of preferred stock.

          Issuance of Class B Common Stock, Options, Rights or Warrants

          Subject to certain provisions regarding dividends and other distributions described above, Steelcase Inc. is not entitled to issue additional shares of Class B common stock, or issue options, rights or warrants to subscribe for additional shares of Class B common stock, except that Steelcase Inc. may make a pro rata offer to all holders of common stock of rights for the shareholders to purchase additional shares of the class of common stock held by them. The Class A common stock and the Class B common stock will be treated equally with respect to any offer by Steelcase Inc. to holders of common stock of options, rights or warrants to subscribe for any other capital stock of Steelcase Inc.

          Merger

          In the event of a merger, the holders of Class A common stock and Class B common stock will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), Steelcase Inc. may (but is not required to) provide for the holders of Class B common stock to receive consideration entitling them to 10 times the number of votes per share as the consideration being received by holders of the Class A common stock.

          Conversion of Class B Common Stock

          The Class B common stock is converted into Class A common stock on a share-for-share basis (1) at the option of the holder thereof at any time, (2) upon transfer to a person or entity which is not a permitted transferee (as defined in our articles), (3) with respect to shares of Class B common stock acquired after the recapitalization, at such time as a corporation, partnership, limited liability company, trust or charitable organization ceases to be 100% controlled by permitted transferees (as defined in our articles) and (4) on the date which the number of shares of Class B common stock outstanding is less than 15% of the then outstanding shares of common stock (without regard to voting rights).

          In general, permitted transferees include natural persons who received shares of Class B common stock in connection with the recapitalization, their spouses, ancestors and descendants, their descendant’s spouses and certain charitable organizations and trusts (including charitable trusts) or other entities controlled by such persons. Natural persons are deemed to have received shares of Class B common stock in the recapitalization to the extent shares were received by record nominees for, and certain trusts or accounts for the benefit of or established by, such persons. In general, corporations, partnerships and limited liability companies who received Class B common stock in Steelcase Inc.’s recapitalization are not entitled to acquire additional shares of Class B common stock unless such entities were 100% controlled by permitted transferees.

          Preemptive Rights

          The holders of shares of capital stock of Steelcase Inc. do not have any preemptive rights with respect to any outstanding or newly issued capital stock of Steelcase Inc.

          Transfer Agent and Registrar

          The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

Preferred Stock

          The board of directors of Steelcase Inc. may authorize the issuance of up to 50,000,000 shares of preferred stock in one or more series and may determine, with respect to the series, the designations, preferences, rights, qualifications, limitations and restrictions of any such series. Our articles currently authorize 20,000 shares of Class A preferred stock and 200,000 shares of Class B preferred stock. As of the date of this prospectus, no shares of preferred stock are issued or outstanding.

          When Steelcase Inc. issues preferred stock, we will provide specific information about the particular class or series being offered in a prospectus supplement. This information will include some or all of the following:

•	the title or designation of the series;

•	the number of shares of the series, which the board of directors of Steelcase Inc. may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Steelcase Inc.;

•	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of Steelcase Inc. or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	whether the preferred stock being offered will be listed on any securities exchange;

•	if necessary, a discussion of certain federal income tax considerations applicable to the preferred stock being offered;

•	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series; and

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, the articles then in effect or the by-laws then in effect.

          Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Limitation of Liability

          Our articles provide that, to the fullest extent permitted by the MBCA or any other applicable laws, directors of Steelcase Inc. will not be personally liable to Steelcase Inc. or its shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities laws.

Certain Anti-Takeover Matters

          Business Combination Act

          Steelcase Inc. is subject to the provisions of Chapter 7A of the MBCA. In general, subject to certain exceptions, the MBCA prohibits a Michigan corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder, unless (1) prior to such date, the board of directors approved the business combination or (2) on or subsequent to such date, the business combination is approved by at least 90% of the votes of each class of the corporation’s stock entitled to vote and by at least two-thirds of such voting stock not held by the interested shareholder or such shareholder’s affiliates. The MBCA defines a “business combination” to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An “interested shareholder” is defined by the MBCA to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation.

          Article and By-Law Provisions

          Our articles and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors of Steelcase Inc. rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, an advance notice requirement for director nominations and actions to be taken at annual meetings of shareholders, the inability of the shareholders to call a special meeting of the shareholders, the requirements for approval by 66 2/3% of the shareholder votes to amend our by-laws or certain provisions of our articles, removal of a director only for cause and the availability of authorized but unissued blank check preferred stock.

          Classified Board of Directors

          Our articles establish a classified board of directors, which took effect at the 1998 annual meeting of shareholders. The board of directors of Steelcase Inc. is divided into three classes of approximately equal size, serving staggered three-year terms. Subject to the right of holders of any series of preferred stock to elect directors, shareholders elect one class constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the board of directors of Steelcase Inc. The classification of directors makes it more difficult to change the composition of the board of directors and instead promotes a continuity of existing management.

          Advance Notice Requirement

          Our by-laws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the secretary of Steelcase Inc. prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Steelcase Inc. not less than 70 days nor more than 90 days prior to the meeting. The advance notice requirement does not give the board of directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

          Special Meetings of Shareholders

          Our by-laws do not grant the shareholders the right to call a special meeting of shareholders. Under our by-laws, special meetings of shareholders may be called only by Steelcase Inc.’s Chief Executive Officer or a majority of the board of directors.

          Amendment of Articles and By-Laws

          Our articles and by-laws require the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote to amend or repeal certain provisions of our articles, including those described above, or any by-law. This requirement renders more difficult the dilution of the anti-takeover effects of our articles and by-laws.

          Removal of Directors Only for Cause

          Our articles permit shareholders to remove directors only for cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of Steelcase Inc. entitled to vote. This provision may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the board of directors by filling the vacancies created by removal with its own nominees.

          Blank Check Preferred Stock

          Steelcase Inc.’s preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

          The effects of the issuance of the preferred stock on the holders of Steelcase Inc. common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

•	restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

DESCRIPTION OF WARRANTS

          We may issue warrants to purchase debt securities, preferred stock or Class A common stock, collectively, the underlying warrant securities, and such warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

          The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•	the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•	if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

          We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of Class A common stock or preferred stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

          The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description of the stock purchase contracts or stock purchase units contained in this prospectus is not complete and the description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

SELLING SHAREHOLDERS

      The shareholders named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of 4,500,000 shares of Steelcase Inc. Class A common stock. We have included an additional 3,000,000 unallocated shares of Class A common stock in this prospectus that may be allocated to one or more selling shareholders at a later date. In aggregate, we have included 7,500,000 shares of Class A common stock in this prospectus which may be offered from time to time by selling shareholders pursuant to an applicable prospectus supplement. The following table provides information regarding the beneficial ownership of our Class A common stock by the selling shareholders, as of November 19, 2004. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options).

     In the event we allocate any or all of the 3,000,000 unallocated shares of Class A common stock to a shareholder or shareholders, such shareholder or shareholders would be made parties to the selling shareholder agreement described below via a supplement. We would also file a pre- or post-effective amendment to the registration statement of which this prospectus forms a part in order to provide the required information regarding the beneficial ownership of any additional selling shareholder or shareholders.

     The term “selling shareholder” includes the shareholders listed below and any permitted transferees (as defined in our articles). For a general description of the class of people considered to be permitted transferees, see “Description of Capital Stock – Conversion of Class B Common Stock.” The selling shareholders may sell, transfer or otherwise dispose of some or all of their shares of Class A common stock in transactions exempt from the registration requirements of the Securities Act. Accordingly, the number of shares of Class A common stock that will be held by each of the selling shareholders upon consummation of any sale hereunder is subject to change.

      We entered into an amended and restated selling shareholder agreement with the selling shareholders named below on October 29, 2004, which amended and restated the original selling shareholder agreement dated as of October 13, 2004. Pursuant to the terms of the agreement, one or more of the selling shareholders desiring to sell at least 1,000,000 shares of their Class A common stock at a future date may request that we prepare a prospectus supplement to facilitate the offering of such shares pursuant to the registration statement of which this prospectus forms a part. Each selling shareholder is limited to an aggregate of two such requests in each fiscal year or such greater number as we, in our sole discretion, may permit. We will determine, in our sole and absolute discretion, whether to proceed with any offering in response to such a request. In the event we determine to proceed with an offering, we will, in consultation with the requesting selling shareholder or shareholders, determine the timing of the filing of the prospectus supplement, the number of shares of Class A common stock to be included in the offering and the manner in which the offering will be conducted.

     We have prepared the table below based on information given to us by, or on behalf of, the selling shareholders as of November 19, 2004. Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary. The inclusion of these shares in this prospectus does not necessarily mean that the selling shareholders will sell all or any of their shares.

					Percentage of
				Number of Shares of	Shares of Class A
	Number of Shares of	Number of Shares of	Number of Shares of	Class A Common	Common Stock to be
	Class A Common	Class B Common	Class A Common	Stock Beneficially	Beneficially Owned
Name of Beneficial	Stock Beneficially	Stock Beneficially	Stock That May Be	Owned Following the	After Completion of
Owners	Owned	Owned (1)	Offered	Offering (2)	the Offering (3)
CRASTECOM B Limited Partnership (4)(5)(6)(7)	0	7,690,909	2,500,000	5,190,909	7.9%
ROBERT C. PEW TRUST, u/a/d April 28, 1965, as amended and restated (8)(9)(10)	40,000	1,917,857	1,000,000	957,857	1.6%
MARY IDEMA PEW TRUST, u/a/d November 2, 1977, as amended and restated (11)(12)(13)(14)	0	5,905,842	1,000,000	4,905,842	7.5%

(1)	Each share of Class B common stock may be converted at the option of the shareholder into one share of Class A common stock. Ownership of Class B common stock is, therefore, deemed to be beneficial ownership of Class A common stock under SEC regulations. Each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to 10 votes on matters upon which shareholders have a right to vote.

(2)	Assumes all the shares of Class A common stock included by the applicable selling shareholder under this prospectus have been sold.

(3)	Beneficial ownership of Class B common stock was included in calculating the percentage of Class A common stock to be beneficially owned after completion of the offering.

(4)	In calculating the percentage of shares of Class A common stock to be beneficially owned by CRASTECOM B Limited Partnership after completion of the offering, (a) the number of shares of Class A common stock beneficially owned by the limited partnership following the offering was used as the numerator and (b) the aggregate total of all outstanding shares of Class A common stock as of November 19, 2004 plus the number of shares of Class A common stock beneficially owned by the limited partnership following the offering was used as the denominator. The percentage of shares of Class A common stock to be beneficially owned by the limited partnership after completion of the offering would be 3.5%, if the percentage was calculated using (a) the number of shares of Class A common stock beneficially owned by the limited partnership following the offering as the numerator and (b) the aggregate total of all outstanding shares of Class A common stock and Class B common stock as of November 19, 2004 as the denominator.

(5)	William P. Crawford, in his capacity as co-trustee of the Anne Idema Crawford GST Non-Exempt Marital Trust dated December 28, 1970, as amended, is the sole managing partner of the CRASTECOM B Limited Partnership. Fifth Third Bank is the other co-trustee of the Anne Idema Crawford GST Non-Exempt Marital Trust dated December 28, 1970, as amended.

(6)	Mr. Crawford has served as a member of our board of directors since 1979.

(7)	In addition to the beneficial ownership of shares attributed to Mr. Crawford through his position as the sole managing partner of CRASTECOM B Limited Partnership, as of November 19, 2004, Mr. Crawford beneficially owned (a) 146,610 shares of Class A common stock and 434,109 shares of Class B common stock held by Mr. Crawford, (b) 800,774 shares of Class B common stock held by a trust of which Mr. Crawford can revoke within 60 days of November 19, 2004, (c) 152,981 shares of Class B common stock held by trusts which Mr. Crawford serves as trustee, (d) 313,160 shares of Class B common stock held by trusts of which he serves as co-trustee, (e) 61,595 shares of Class B common stock held by Mr. Crawford’s wife, (f) 913,181 shares of Class B common stock held by a trust which Mr. Crawford’s wife can revoke within 60 days of November 19, 2004, (g) 51,957 shares of Class B common stock held by a trust which Mr. Crawford’s wife serves as co-trustee and (h) 142,789 shares of Class A common stock which Mr. Crawford can acquire upon exercise of stock options which are exercisable within 60 days of November 19, 2004.

(8)	In calculating the percentage of shares of Class A common stock to be beneficially owned by the Robert C. Pew Trust, u/a/d April 28, 1965, as amended and restated, after completion of the offering, (a) the number of shares of Class A common stock beneficially owned by the trust following the offering was used as the numerator and (b) the aggregate total of all outstanding shares of Class A common stock as of November 19, 2004 plus the number of shares of Class A common stock beneficially owned by the trust following the offering was used as the denominator. The percentage of shares of Class A common stock to be beneficially owned by the trust after completion of the offering would be 0.6%, if the percentage was calculated using (a) the number of shares of Class A common stock beneficially owned by the trust following the offering as the numerator and (b) the aggregate total of all outstanding shares of Class A common stock and Class B common stock as of November 19, 2004 as the denominator.

(9)	Mary I. Pew and Fifth Third Bank are co-trustees of the Robert C. Pew Trust, u/a/d April 28, 1965, as amended and restated. Mrs. Pew has sole voting and decision-making authority with respect to shares of our stock held by the trust. As co-trustees, Mrs. Pew and Fifth Third Bank share other powers.

(10)	In addition to the beneficial ownership of shares attributed to Mrs. Pew through her position as co-trustee of the Robert C. Pew Trust, u/a/d April 28, 1965, as amended and restated, as of November 19, 2004, Mrs. Pew beneficially owned (a) 5,905,842 shares of Class B common stock held by a trust which Mrs. Pew can revoke within 60 days of November 19, 2004 and (b) 870 shares of Class A common stock and 3,536,685 shares of Class B common stock held by a trust over which Mrs. Pew shares the power to dispose of the shares held by such trust.

(11)	In calculating the percentage of shares of Class A common stock to be beneficially owned by the Mary Idema Pew Trust, u/a/d November 2, 1977, as amended and restated, after completion of the offering, (a) the number of shares of Class A common stock beneficially owned by the trust following the offering was used as the numerator and (b) the aggregate total of all outstanding shares of Class A common stock as of November 19, 2004 plus the number of shares of Class A common stock beneficially owned by the trust following the offering was used as the denominator. The percentage of shares of Class A common stock to be beneficially owned by the trust after completion of the offering would be 3.3%, if the percentage was calculated using (a) the number of shares of Class A common stock beneficially owned by the trust following the offering as the numerator and (b) the aggregate total of all outstanding shares of Class A common stock and Class B common stock as of November 19, 2004 as the denominator.

(12)	Robert C. Pew II and Fifth Third Bank are co-trustees of the Mary Idema Pew Trust, u/a/d November 2, 1977, as amended and restated. Mr. Pew has sole voting and decision-making authority with respect to shares of our stock held by the trust. As co-trustees, Mr. Pew and Fifth Third Bank share other powers.

(13)	Mr. Pew, a former member of our board of directors, has been designated as chairman emeritus of the board of directors. As chairman emeritus, Mr. Pew is invited to attend board of directors and committee meetings but does not have voting rights and receives no retainer or other meeting fees.

(14)	In addition to the beneficial ownership of shares attributed to Mr. Pew through his position as co-trustee of the Mary Idema Pew Trust, u/a/d November 2, 1977, as amended and restated, as of November 19, 2004, Mr. Pew beneficially owned (a) 40,000 shares of Class A common stock and 1,917,857 shares of Class B common stock held by a trust which Mr. Pew can revoke within 60 days of November 19, 2004, (b) 8,794,284 shares of Class B common stock held by trusts of which Mr. Pew serves as co-trustee, (c) 870 shares of Class A common stock and 3,536,685 shares of Class B common stock held by a trust over which Mr. Pew has the sole power to vote the shares held by the trust and (d) 17,835 shares of Class A common stock which Mr. Pew can acquire upon exercise of stock options which are exercisable within 60 days of November 19, 2004.

PLAN OF DISTRIBUTION

          Steelcase Inc., the selling shareholders and their permitted transferees (as defined in our articles), as the case may be, may from time to time offer and sell, separately or together, some or all of the securities covered by this prospectus. Registration of the securities covered by this prospectus does not mean, however, that the securities will be offered or sold.

          The securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:

•	transactions on the NYSE (including through at the market offerings) or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through short sales;

•	through derivative and hedging transactions;

•	through remarketing transactions;

•	by pledge to secure debts and other obligations;

•	through offerings of securities exchangeable, convertible or exercisable for the securities;

•	under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities);

•	through distributions to members, partners or shareholders;

•	under delayed delivery contracts or other contractual commitments;

•	directly to one or more purchasers;

•	through agents; or

•	through any combination of the above.

          Steelcase Inc. may also deliver shares of Class A common stock to which this prospectus relates upon the conversion of Steelcase Inc. Class B common stock, and, unless indicated otherwise in the applicable prospectus supplement, no broker, dealer or underwriter will be engaged in connection therewith.

          We may permit the selling shareholders to sell our Class A common stock pursuant to this prospectus. The selling shareholders may only sell pursuant to this prospectus with our consent, which consent may be withheld in our sole discretion. If the selling shareholders sell Class A common stock pursuant to this prospectus, a prospectus supplement will set forth information as required by the SEC rules and regulations regarding selling shareholders. The selling shareholders may also resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule or by any other available means.

          We have not, and the selling shareholders have advised us that they have not, entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents regarding the sale of any securities covered by this prospectus. At any time a particular offer of securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

•	the name or names of any underwriters, broker-dealers or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers;

•	any additional risk factors applicable to the securities that we propose to sell; and

•	any securities exchange on which the securities may be listed.

Any such required prospectus supplement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of securities covered by this prospectus.

          Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or selling shareholders, from the purchasers of the securities or from both the sellers and the purchasers. The compensation received may be in excess of customary discounts, concessions or commissions. The selling shareholders, and any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

          If dealers are utilized in the sale of offered securities, we or the selling shareholders will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

          We or the selling shareholders may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. If we or the selling shareholders sell securities to underwriters, we or the selling shareholders may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased. We or the selling shareholders may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the applicable prospectus supplement. If we or the selling shareholders grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities. In connection with such sales, underwriters may be deemed to have received compensation from us or the selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we or the selling shareholders pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

          As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

          If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us or selling shareholders at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

          We may enter into derivative or other hedging transactions with financial institutions, or sell securities not covered by this prospectus to financial institutions in privately negotiated transactions. These financial institutions may in turn engage in sales of securities to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any short position created in connection with those sales. We or the selling shareholders may also sell securities short using this prospectus and deliver securities covered by this prospectus to close out such short positions, or loan or pledge securities to financial institutions that in turn may sell the securities using this prospectus. We or the selling shareholders may loan, pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of our obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

          The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or the selling shareholders. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us or the selling shareholders and its compensation.

          In connection with an offering of securities hereunder and under the applicable prospectus supplement, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option, if applicable. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the applicable securities, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the applicable securities. As a result, the price of the applicable securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us or the selling shareholders to indemnification by us or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, broker-dealers, agents and remarketing firms, as well as their respective affiliates, may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

          Each series of securities will be a new issue of securities and will have no established trading market other than the Class A common stock which is listed on the NYSE. Any Class A common stock sold will be listed on the NYSE, upon official notice of issuance. The securities, other than the Class A common stock, may or may not be listed on a national securities exchange or other organized market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

          Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Steelcase Inc. Our Class A common stock is listed and traded on the NYSE under the trading symbol “SCS.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about Steelcase Inc., including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.steelcase.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

          The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended February 27, 2004;

•	Quarterly Report on Form 10-Q for the period ended May 28, 2004;

•	Quarterly Report on Form 10-Q for the period ended August 27, 2004;

•	Proxy Statement for the Annual Meeting of Shareholders held on June 24, 2004;

•	Current Report on Form 8-K dated October 14, 2004; and

•	Current Report on Form 8-K dated November 2, 2004.

          All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Steelcase Inc.
901-44th Street SE
Grand Rapids, Michigan 49508
Attention: Steelcase Investor Relations
Phone: (616) 247-2200
E-mail: ir@steelcase.com

          Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS

          Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, will act as counsel to Steelcase Inc. Certain matters of Michigan law will be passed on by Sheila C. Dayton, Vice President, General Counsel and Assistant Secretary of Steelcase Inc. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.

EXPERTS

          The consolidated financial statements and schedule of Steelcase Inc. incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The expenses relating to the registration of the securities will be borne by the registrant and the selling shareholders, as applicable. Such expenses are estimated to be as follows:

SEC Registration Fee	$38,187
*Trustees’ Fees and Expenses	4,000
*Printing and Engraving Fees and Expenses	50,000
*Accounting Fees and Expenses	20,000
*Legal Fees	250,000
*Miscellaneous	37,813

*Total Expenses	$400,000

*Estimated

Item 15. Indemnification of Directors and Officers.

          Steelcase Inc.’s by-laws require it, to the fullest extent authorized or permitted by the MBCA, to (a) indemnify any person, and his or her heirs, personal representatives, executors, administrators and legal representatives, who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of Steelcase Inc., or is or was serving at the request of Steelcase Inc. as a director, officer, employee or agent of another corporation (including a subsidiary corporation), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, or by reason of anything done by such person in such capacity, collectively, the Covered Matters, and (b) pay or reimburse the reasonable expenses incurred by such person and his or her heirs, executors, administrators and legal representatives in connection with any Covered Matter in advance of final disposition of such Covered Matter. Under our by-laws, Steelcase Inc. may also provide such other indemnification to directors, officers, employees and agents by insurance, contract or otherwise as is permitted by law and authorized by the board of directors.

          Steelcase Inc.’s articles provide that to the full extent permitted by the MBCA or any other applicable laws presently or hereafter in effect, no director of Steelcase Inc. shall be personally liable to Steelcase Inc. or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of Steelcase Inc. Any repeal or modification of such provisions of our articles by the shareholders of Steelcase Inc. shall not adversely affect the right or protection of a director of Steelcase Inc. existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          Section 561 of the MBCA provides that a Michigan corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative and whether formal or informal), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.

          Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit, or proceeding brought to enforce this mandatory indemnification.

          The foregoing statements are subject to the detailed provisions of the MBCA, our articles and our by-laws.

Item 16. List of Exhibits.

          The Exhibits to this registration statement are listed in the Index to Exhibits on page II-7.

Item 17. Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the TIA in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

          Pursuant to the requirements of the Securities Act, Steelcase Inc. certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grand Rapids, State of Michigan, on November 23, 2004.

STEELCASE INC.
By:	/s/ James P. Hackett
Name:	James P. Hackett
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Hackett and James P. Keane and each of them his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 23rd day of November, 2004.

Signature	Title
/s/ James P. Hackett James P. Hackett	President, Chief Executive Officer and Director (Principal Executive Officer)

* James P. Keane	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* William P. Crawford	Director

Signature	Title
* Earl D. Holton	Director

* Michael J. Jandernoa	Director

* David W. Joos	Director

* Elizabeth Valk Long	Director

* Robert C. Pew III	Director

* Peter M. Wege, II	Director

* P. Craig Welch, Jr.	Director

* Kate Pew Wolters	Director

*By:	/s/ James P. Hackett
Name: James P. Hackett
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
1.1	Form of Underwriting or Distribution Agreement.*

3.1	Second Restated Articles of Incorporation of Steelcase Inc. (filed as exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-41647) and incorporated herein by reference).

3.2	Amended By-Laws of Steelcase Inc., as amended March 27, 2004 (filed as exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarterly period ended May 28, 2004 and incorporated herein by reference).

4.1	Form of Senior Indenture.**

4.2	Form of Subordinated Indenture.**

4.3	Form of Senior Note.*

4.4	Form of Subordinated Note.*

4.5	Specimen Certificate for shares of Class A Common Stock of Steelcase Inc. (filed as exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-41647) and incorporated herein by reference).

4.6	Form of any certificate of designation, preferences and rights with respect to any preferred stock issued hereunder.*

4.7	Form of Warrant Agreement.*

4.8	Form of Warrant Certificate.*

4.9	Form of Stock Purchase Agreement.*

4.10	Form of Stock Purchase Unit.*

4.11	Amended and Restated Selling Shareholder Agreement, dated as of October 29, 2004, by and between Steelcase Inc. and the Shareholders Listed on Schedule A thereto. (amending and restating in its entirety the Selling Shareholder Agreement, dated as of October 13, 2004, by and between Steelcase Inc. and the Shareholders Listed on Schedule A thereto).

5.1	Opinion and Consent of Sheila C. Dayton, Vice President, General Counsel and Assistant Secretary of Steelcase Inc.**

5.2	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP.**

12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of BDO Seidman, LLP, an independent registered public accounting firm.

23.2	Consent of Sheila C. Dayton, Vice President, General Counsel and Assistant Secretary of Steelcase Inc. (included in Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).

24.1	Powers of Attorney (included on the signature pages hereto).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee under the Senior Indenture.*

Exhibit No.	Description of Exhibits
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee under the Subordinated Indenture.*

*	To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.

**	Previously filed.